Exhibit 10.88
AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
     This AMENDED AND RESTATED QUOTA SHARE REINSURANCE AGREEMENT, Made and entered into by and between the ERIE INSURANCE EXCHANGE, a Pennsylvania reciprocal interinsurance exchange (hereinafter referred to as the “Reinsurer”), and the FLAGSHIP CITY INSURANCE COMPANY, a Pennsylvania stock insurance company (hereinafter referred to as the “Company”);
WITNESSETH:
     THAT WHEREAS, the Reinsurer desires to reinsure the Company to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth; and
     WHEREAS, the Company desires to be reinsured by the Reinsurer to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth; and
     WHEREAS, the parties entered into this Quota Share Reinsurance Agreement as of November 1, 1992 and now wish to amend and restate that agreement to alter the provisions governing termination and runoff.
     NOW, THEREFORE, For and in consideration of the mutual covenants and promises contained herein and intending to be legally bound hereby the parties agree as follows:
ARTICLE I: COVER
     (a) The Company shall cede to the Reinsurer and the Reinsurer shall accept from the Company a 100% quota share participation of the Company’s gross insurance liability on all risks insured under policies becoming effective on and after November 1, 1992, covering all lines of business written by the Company.
     (b) The term “Policies” means the Company’s binders, policies and contracts providing insurance and reinsurance.
ARTICLE II: TERRITORY
     This Agreement applies to all risks as covered by the Policies wherever located.

ARTICLE III: REINSURANCE PREMIUM
     (a) The Company shall pay to the Reinsurer on each amount ceded hereunder 100% of its gross premiums written and gross additional premiums written, if any, for the period covered, and the Reinsurer shall refund to the Company 100% of each gross return premium.
     (b) The Reinsurer shall pay to the Company an amount equal to the net bad debt write-offs incurred in the collection of the Company’s premiums due.
ARTICLE IV: COMMISSION
     (a) The Reinsurer shall make a monthly ceded commission allowance to the Company on the gross premiums ceded under this Agreement in an amount equal to the general expenses, service provider’s fee, taxes, licenses and fees incurred applicable to underwriting and administration, excluding investment expenses and Federal Income Taxes.
     (b) Any estimated charges included in the monthly ceded commission allowance shall be adjusted at the end of each calendar year when the actual amounts have been determined.
     (c) On all gross return premiums the Company shall refund to the Reinsurer the commissions allowed thereon.
ARTICLE V: LOSSES, LOSS ADJUSTMENT EXPENSES AND SALVAGES
     (a) The Company shall settle all loss claims under its Policies and the Reinsurer shall pay to the Company 100% of all such loss claims paid by the Company.
     (b) The Reinsurer shall bear 100% of all expenses incurred by the Company in the investigation, adjustment and litigation of all claims under its Policies. Such expenses will include those of salaried adjusters and claims related administrative expenses.
     (c) The Reinsurer shall benefit prorata in all salvages, discounts and other recoveries.

ARTICLE VI: REPORTS AND REMITTANCES
     (a) The Company shall render a monthly account to the Reinsurer summarizing the premiums ceded, return premiums, commissions on net premiums, losses and loss adjustment expenses paid, and salvages and other recoveries. The balance due either party shall be remitted by the other party at the time the accounts are rendered.
     (b) The Company shall furnish the Reinsurer a report of premiums in force, unearned premium reserves and outstanding loss reserves as of the end of each calendar quarter.
ARTICLE VII: RESERVES
     The Reinsurer shall maintain necessary and appropriate reserves with respect to unearned premiums and claims hereunder for the benefit of the Company.
ARTICLE VIII: INSOLVENCY CLAUSE
     (a) The reinsurance provided under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company.
     (b) In the event of the Company’s insolvency, the liquidator or receiver or statutory successor of the Company shall give written notice to the Reinsurer of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company, its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of any such defense undertaken by the Reinsurer.
     (c) In the event of the Company’s insolvency, the reinsurance shall be payable as described above in this Article, except: (1) where the contract specifically provides another payee of such reinsurance in the event of the Company’s insolvency; or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees; or (3) where the contract expressly provides that each party shall have the right to offset any balances, whether on account of premiums or losses, due from the other party under the contract, against any balances payable to the other party under the contract.
ARTICLE IX: COMMENCEMENT AND TERMINATION
     (a) This Agreement originally took effect as of November 1, 1992. It is amended and restated as of 12:01 a.m. January 1, 2007.
     (b) This Agreement shall continue in force until modified or terminated. Either party may terminate this Agreement at any time by giving not less than 90 days’ notice in writing to the other party. In determining whether the requisite number of days’ notice has been given in any case, the effective date of termination shall be counted, but the date of delivery of the written notice shall not.
     (c) Upon termination of this Agreement, reinsurance hereunder on Policies in force on the effective date of termination or expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such Policies, whichever occurs first, but in no event beyond 12 months plus odd time (not to exceed 18 months in all) following the effective date of termination or expiration.
     (d) Notwithstanding the termination of this Agreement as hereinabove provided, the provisions of this Agreement shall continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to such termination shall be fully performed and discharged.
     IN WITNESS WHEREOF the parties hereto have caused this Amended and Restated Agreement to be adopted and executed this 29th day of December, 2006.

ERIE INSURANCE EXCHANGE		FLAGSHIP CITY INSURANCE
by Erie Indemnity Company		COMPANY
Attorney-in-Fact

By:	/s/ Jeffrey A. Ludrof	By:	/s/ Jan R. Van Gorder

	Jeffrey A. Ludrof		Jan R. Van Gorder
	President & CEO		Senior Executive Vice President,
Secretary & General Counsel

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